Exhibit 4.2

Description of QuidelOrtho Corporation’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following information is a summary of the material terms of the capital stock of QuidelOrtho Corporation (the “Company”) and is subject to, and qualified in its entirety by reference to, the more complete descriptions of the Company’s capital stock in its Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and its Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to the Company’s Annual Report on Form 10-K, to which this exhibit is also appended.
The Company’s authorized capital stock consists of 126,200,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
The Charter authorizes the issuance of up to 126,200,000 shares of common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.
Voting. Except as otherwise required by law (and subject to the rights of any other outstanding capital stock under the Charter), each outstanding share of common stock is entitled to vote on each matter on which the Company’s stockholders are entitled to vote, and each holder thereof shall be entitled to one vote for each share of common stock held by such holder. Common stockholders do not have cumulative voting rights.
Dividends. Common stockholders have the right to receive dividends when, as and if declared by the Company’s board of directors (the “Board”) from funds legally available therefor.
Special Meetings and Notice Procedures. The Bylaws provide that special meetings of stockholders may only be called by stockholders of record, as of the record date fixed as provided therein, holding in the aggregate not less than 50% of the voting power of the Company’s issued and outstanding capital stock. In addition, the Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to the Board or to propose matters to be acted upon at stockholders’ meetings. As a result, these provisions of the Bylaws may delay stockholder actions with respect to business combinations or a change in management and may make it more difficult for third parties to acquire control of the Company.
Advanced Notice Bylaws. For director nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must generally provide notice to the Company no later than 90 days and no more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, such notice must be delivered no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of such meeting is first made.
Exclusive Jurisdiction. The Bylaws provide that unless the Company selects or consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for any complaint by any current or former stockholder asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware), and (ii) the sole and exclusive forum for any complaint by any current or former stockholder asserting a cause of action arising under the Securities Act of 1933 (the “Securities Act”), to the fullest extent permitted by law, shall be the federal district courts of the United States of America.
Delaware Anti-takeover Statute. The Company has opted out of Section 203 of the Delaware General Corporation Law, which is a statute that (if applicable) would have served to make certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult.
Other Rights. Common stockholders do not have any preemptive, subscription or conversion rights under the Charter.

Preferred Stock
Under the terms of the Charter, the Board is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The Board is authorized, within the limitations and restrictions stated in the Charter, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof. No preferred shares are currently outstanding.
The Company currently has no plans to issue any shares of preferred stock, but the Company believes that the ability to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The Board could issue shares of preferred stock having voting, dividend and liquidation rights superior to those of the shares of common stock, which could adversely affect the voting power of the common stockholders, including the loss of voting control to others, and delay, defer or prevent a change in control of the Company without further action by the stockholders. This could discourage an acquisition attempt or other transaction that stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then-market price of the stock.
If the Board were to issue a new series of preferred stock, the issuance of such shares could:
•decrease the amount of earnings and assets available for distribution to existing common stockholders;
•make removal of the Company’s management more difficult;
•result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;
•delay or prevent a change in control of the Company; and
•limit the price that investors are willing to pay in the future for shares of common stock.
Registration Rights
Pursuant to a Principal Stockholders Agreement, Carlyle Partners VI Cayman Holdings, L.P. (or its permitted transferees or affiliates) (the “Carlyle Stockholder”) is entitled to demand and piggyback rights with respect to the registration under the Securities Act of shares of common stock held by the Carlyle Stockholder. In certain instances, the Carlyle Stockholder may cause the Company, at the Company’s expense, to file registration statements under the Securities Act covering resales of shares of common stock held by the Carlyle Stockholder or to piggyback on other registration statements in certain circumstances. The Company will pay all expenses related to any demand, piggyback or Form S-3 registration, with the exception of underwriting discounts and commissions.
The Carlyle Stockholder’s demand rights (excluding rights with respect to “shelf” registrations) expire in the event that the Carlyle Stockholder owns less than 5% of the outstanding shares of common stock, and its other registration rights expire on a holder-by-holder basis when a given Carlyle Stockholder owns less than 1% of the outstanding shares of common stock, in each case, only if such Carlyle Stockholder can sell its shares of common stock without volume or manner of sale restrictions under Rule 144 under the Securities Act.
For more information, see the Principal Stockholders Agreement filed as an exhibit to the Company’s Annual Report on Form 10-K, to which this exhibit is also appended.
Transfer Agent and Registrar
Computershare, Inc. serves as the transfer agent and registrar for the Company’s common stock.
Listing
The Company’s common stock is listed on The Nasdaq Global Select Market under the symbol “QDEL.”